UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),

(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No.     ) *

Care.com, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

141633 10 7

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 141633 10 7	13 G	Page 2 of 16 Pages

1	NAMES OF REPORTING PERSONS Trinity TVL IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Statement on Schedule 13G is filed by Trinity TVL IX, LLC (“Trinity TVL IX”), TVL Management Corporation (“TVL Management”), Trinity Ventures IX, L.P. (“Trinity IX”), Trinity IX Entrepreneurs’ Fund, L.P. (“TEF IX”), Trinity IX Side-By-Side Fund, L.P. (“Trinity SBS IX”), Lawrence K. Orr (“Orr”), Noel J. Fenton (“Fenton”), Fred Wang (“Wang”), Augustus O. Tai (“Tai”) and Patricia E. Nakache (“Nakache,” and collectively with Trinity TVL IX, TVL Management, Trinity IX, TEF IX, Trinity SBS IX, Orr, Fenton, Wang and Tai referred to herein as, the “Reporting Persons”). Trinity TVL IX serves as the sole General Partner of Trinity IX, TEF IX and Trinity SBS IX. As such, Trinity TVL IX possesses power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Orr, Fenton, Wang, Tai and Nakache serve as Officers of TVL Management and Orr, Fenton, Wang, Tai, Nakache and TVL Management are Managing Members of Trinity TVL IX. As such, Orr, Fenton, Wang, Tai and Nakache share power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Trinity TVL IX, Orr, Fenton, Wang, Tai, Nakache and TVL Management own no securities of the Issuer directly. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP NO. 141633 10 7	13 G	Page 3 of 16 Pages

1	NAMES OF REPORTING PERSONS Trinity Ventures IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP NO. 141633 10 7	13 G	Page 4 of 16 Pages

1	NAMES OF REPORTING PERSONS Trinity IX Entrepreneurs’ Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP NO. 141633 10 7	13 G	Page 5 of 16 Pages

1	NAMES OF REPORTING PERSONS Trinity IX Side-By-Side Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP NO. 141633 10 7	13 G	Page 6 of 16 Pages

1	NAMES OF REPORTING PERSONS TVL Management Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* OO

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP NO. 141633 10 7	13 G	Page 7 of 16 Pages

1	NAMES OF REPORTING PERSONS Lawrence K. Orr
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP NO. 141633 10 7	13 G	Page 8 of 16 Pages

1	NAMES OF REPORTING PERSONS Noel J. Fenton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP NO. 141633 10 7	13 G	Page 9 of 16 Pages

1	NAMES OF REPORTING PERSONS Fred Wang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP NO. 141633 10 7	13 G	Page 10 of 16 Pages

1	NAMES OF REPORTING PERSONS Augustus O. Tai
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

CUSIP NO. 141633 10 7	13 G	Page 11 of 16 Pages

1	NAMES OF REPORTING PERSONS Patricia E. Nakache
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 3,008,298 shares of Common Stock (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 3,008,298 shares of Common Stock (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,008,298 shares of Common Stock (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.6% (3)
12	TYPE OF REPORTING PERSON* IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	The 3,008,298 shares of Common Stock beneficially owned by the Reporting Persons represent (i) 2,921,232 shares of Common Stock held directly by Trinity IX, (ii) 49,596 shares of Common Stock held directly by TEF IX and (iii) 37,470 shares of Common Stock held directly by Trinity SBS IX.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

Introductory Note: This statement on Schedule 13G is filed by the Reporting Persons with the Securities and Exchange Commission in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Care.com, Inc., a Delaware corporation (the “Issuer”).

Item 1

Care.com, Inc.

201 Jones Road, Suite 500

Waltham, Massachusetts 02451.

Item 2

(a)	Name of Reporting Persons Filing:

1.	Trinity TVL IX, LLC (“Trinity TVL IX”)

2.	Trinity Ventures IX, L.P. (“Trinity IX”)

3.	Trinity IX Entrepreneurs’ Fund, L.P. (“TEF IX”)

4.	Trinity IX Side-By-Side Fund, L.P. (“Trinity SBS IX”)

5.	TVL Management Corporation (“TVL Management”)

6.	Lawrence K. Orr (“Orr”)

7.	Noel J. Fenton (“Fenton”)

8.	Fred Wang (“Wang)

9.	Augustus O. Tai (“Tai”)

10.	Patricia E. Nakache (“Nakache”)

(b) Address of Principal Business Office:	c/o Trinity Ventures
2480 Sand Hill Road, Suite 200
Menlo Park, California 94025

Citizenship:

Trinity TVL IX	Delaware
Trinity IX	Delaware
TEF IX	Delaware
Trinity SBS IX	Delaware
TVL Management	Delaware
Orr	United States of America
Fenton	United States of America
Wang	United States of America
Tai	United States of America
Nakache	United States of America

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 141633 10 7

Item 3	Not applicable.

Item 4	Ownership.

The following information with respect to the beneficial ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2014:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (1)	Sole Dispositive Power (1)	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
Trinity IX	2,921,232	0	3,008,298	0	3,008,298	3,008,298	9.6%
TEF IX	49,596	0	3,008,298	0	3,008,298	3,008,298	9.6%
Trinity SBS IX	37,470	0	3,008,298	0	3,008,298	3,008,298	9.6%
Trinity TVL IX (2)	0	0	3,008,298	0	3,008,298	3,008,298	9.6%
TVL Management (2)	0	0	3,008,298	0	3,008,298	3,008,298	9.6%
Orr (2)	0	0	3,008,298	0	3,008,298	3,008,298	9.6%
Fenton (2)	0	0	3,008,298	0	3,008,298	3,008,298	9.6%
Wang (2)	0	0	3,008,298	0	3,008,298	3,008,298	9.6%
Tai (2)	0	0	3,008,298	0	3,008,298	3,008,298	9.6%
Nakache (2)	0	0	3,008,298	0	3,008,298	3,008,298	9.6%

(1)	Represents shares of Common Stock of the Issuer held directly by the Reporting Person.
(2)	The shares are held directly by Trinity IX, TEF IX and Trinity SBS IX. Trinity TVL IX serves as the sole General Partner of Trinity IX, TEF IX and Trinity SBS IX. As such, Trinity TVL IX possesses power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Orr, Fenton, Wang, Tai and Nakache serve as Officers of TVL Management and Orr, Fenton, Wang, Tai, Nakache and TVL Management are Managing Members of Trinity TVL IX. As such, Orr, Fenton, Wang, Tai and Nakache share power to direct the voting and disposition of the shares owned by Trinity IX, TEF IX and Trinity SBS IX and may be deemed to have indirect beneficial ownership of the shares held by Trinity IX, TEF IX and Trinity SBS IX. Trinity TVL IX, Orr, Fenton, Wang, Tai, Nakache and TVL Management own no securities of the Issuer directly.
(3)	The percentage is based on 31,487,177 shares of Common Stock (as of October 29, 2014) reported to be outstanding in the Issuer’s Form 10-Q for the quarter ended September 27, 2014 as filed with the Securities and Exchange Commission on November 10, 2014.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following.  ☐

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the attached statement on Schedule 13G is true, complete and correct.

Dated: February 10, 2015

TRINITY VENTURES IX, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY IX SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY IX ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TVL MANAGEMENT CORPORATION

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Director

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Fred Wang
Fred Wang

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Patricia E. Nakache
Patricia E. Nakache

Exhibit:

A:	Joint Filing Statement

Exhibit A

CUSIP No. 141633 10 7	13G

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached statement on Schedule 13G relating to the Common Stock of Care.com, Inc. is filed on behalf of each of us.

Dated: February 10, 2015

TRINITY VENTURES IX, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY IX SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY IX ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TRINITY TVL IX, LLC

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Managing Member

TVL MANAGEMENT CORPORATION

By:	/s/ Lawrence K. Orr
Lawrence K. Orr, Director

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Fred Wang
Fred Wang

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Patricia E. Nakache
Patricia E. Nakache